Exhibit 4.30

GABRIEL BENJAMIN DIAZ SOTO

NOTARY 131 IN AND FOR THE FEDERAL DISTRICT

BOOK NUMBER SIX HUNDRED AND FIFTY NINE.

FORTY-TWO THOUSAND FOUR HUNDRED AND NINETY-SEVEN.

MEXICO CITY, FEDERAL DISTRICT, being October fourteen of two thousand and eight.

GABRIEL BENJAMIN DIAZ SOTO, notary public number one hundred and thirty-one in and for the Federal District, do hereby certify as to the granting of the SIMPLE LOAN AGREEMENT entered into by and between BANCO NACIONAL DE COMNERCIO EXTERIOR, SOCIEDAD NACIONAL DE CREDITO, INSTITUCION DE BANCA DE DESARROLLO, hereinafter referred to as the “Lender”, represented herein by Messrs. Napoleon Vasquez Gomez and Jorge Arturo Tovar Castro, and by CEMEX, SOCIEDAD ANONIMA BURSATIL DE CAPITAL VARIABLE, hereinafter referred to as the “Borrower”, represented herein by Messrs. Hector Medina Aguilar and Victor Romo Munoz, subject to the terms of the following recitals and clauses.

RECITALS:

A.	THE BORROWER HEREBY DECLARES UNDER OATH:

I. That it has requested to Lender to enter into this simple loan agreement for up to the amount of TWO HUNDRED AND FIFTY MILLION DOLLARS, LAWFUL CURRENCY OF THE UNITED STATES OF AMERICA.

II. That its agent herein has the authority to enter into this agreement, which authority has not been amended, limited or revoked in any manner whatsoever.

III. That concurrently to the execution hereof, directly and indirectly, through its subsidiary CEMEX MEXICO, SOCIEDAD ANONIMA DE CAPITAL VARIABLE, they will create a pledge upon the shares of stock of CONTROL ADMINISTRATIVO MEXICANO, SOCIEDAD ANONIMA DE CAPITAL VARIABLE and of CAMCEM SOCIEDAD ANONIMA DE CAPITAL VARIABLE, respectively, hereinafter the PLEDGE AGREEMENT, a sample of which is attached to the appendix hereof under the letter “A”.

Furthermore, within a term not to exceed fifteen days as of the date of execution hereof, it shall create a sale and payment trust (hereinafter the TRUST AGREEMENT), to which it shall contribute free and clear CPOS (ordinary participation certificates) representing the amount of THREE HUNDRED AND FIFTY MILLION DOLLARS, LAWFUL CURRENCY OF THE UNITED STATES OF AMERICA, in other words, with a ratio of one point four to one, in respect to the total amount of the loan applied for at the time of execution hereof, provided that the Trust Agreement shall replace the Pledge Agreement and thus, the shares of stock subject matter of the Pledge Agreement released.

For the purposes hereof, the term “CPO’s” shall men Non-Amortizable Ordinary Participation Certificates, which are referred to two Series “A” common shares of stock and one Series “B” common shares of stock representing the capital stock of Borrower and issued by Banco Nacional de Mexico, Sociedad Anonima, acting as Trustee of that certain trust number one one one zero three three dash nine.

IV. That in order to apply for the loan it has represented and warranted that it has not incurred in any event of bribery involving any government officer in the country where it does business and that such representation and warranty remains in full force and effect as of the date of execution hereof.

B.	THE LENDER HEREBY DECLARES:

I. That it is willing to grant the credit facility requested by Borrower, subject to the terms and conditions hereinafter set forth.

CLAUSES:

MAKING OF THE LOAN:

FIRST.- Lender hereby grants Borrower and Borrower hereby accepts accordingly, a simple credit facility -hereinafter the “Loan”- for up to the amount of TWO HUNDRED AND FIFTY MILLION DOLLARS, LAWFUL CURRENCY OF THE UNITED STATES OF AMERICA, which is exclusive of interests, expenses and commissions of any kind which Borrower is required to pay to Lender.

USE OF FUNDS:

SECOND.- Borrower hereby covenants to use the funds of the Loan herein precisely for working capital and for general corporate needs.

TERM AND WITHDRAWALS:

THIRD.- Borrower may withdraw the Loan during the term of fifteen days following execution hereof by means of direct funding, by means of notice to the Lender with indication of its funding needs on the same date or with up to three business days prior notice, which notice shall be attached to the following materials:

a) Withdrawal application form and funding instructions.

CONDITIONS FOR WITHDRAWAL OF THE LOAN.

Borrower may not withdraw from the Loan if the following conditions are not met or otherwise satisfied:

1. That all paperwork relating to the withdrawal application of the Loan, as required by the Lender under the terms hereof, shall have been delivered.

2. That Borrower shall have paid all relevant commission under the terms of this Agreement.

Lender shall be entitled to reduce the term for withdrawal and the amount of the Loan and/or terminate this Agreement, all of the foregoing, as provided for in article two hundred and ninety-four of the General Law of Negotiable Documents and Credit Transactions, by means of written notice to Borrower to that end.

PAYMENT TERMS:

FOURTH.- The Loan shall be repaid by means of six quarterly and consecutive installments, the first of which shall be made on the ninth month from and after execution hereof. Consistent with the amortization schedule attached to the appendix of this instrument under the letter “B”.

Borrower shall repay to the Lender the principal amount of the Loan, interest accruing thereon and expenses associated therewith, consistent with the following terms and conditions:

Borrower shall repay all installments of the Loan, without need of prior notice or demand, to the account number one zero nine three two eight five six, reference number one zero one three zero zero one one three one five two five, which Lender maintains at Citibank, N.A., at the branch office located at three hundred and ninety-nine Park Avenue, third floor, zip code ten thousand and forty-three, in New York, New York, United States of America, and the Borrower shall substantiate payment thereof on the date agreed upon to Lender’s satisfaction. If payment date is due on a non-business day or otherwise a holiday, consistent with local banking practices, payment shall be due the next business day.

Lender may designate different payment instructions by means of five business-days prior written notice to the Borrower.

PREPAYMENTS:

The Borrower shall have the right, by giving three business-day prior written notice to the Lender (which notice shall indicate the amount of the prepayment), to make prepayments on the account of the Loan, without premium or penalty whatsoever, on the dates agreed upon for payment of principal or interest.

INTEREST:

FIFTH.- Borrower agrees to pay Lender ordinary interest accruing on each withdrawal, at an annual rate as follows: THREE-MONTH LIBOR RATE PLUS FOUR AND ONE QUARTER BASE POINTS.

For the purposes hereof, the term “LIBOR” (London Interbank Offered Rate) shall mean the three-month rate as published in the “USDRECAP” page of Reuters informative system or any other page or system which may replace the same, appearing one business day prior the date of withdrawal, and in the event the same is revised or adjusted, the rate appearing two business days prior to the date in which such review and adjustment is made. Such interest rates shall be rounded up to the nearest one thousandth percent point. For these purposes, five hundred thousandths percent points are deemed to be nearest to the next one thousandth percent point.

Interest shall be calculated by the actual number of calendar days on the basis of a three hundred and sixty days.

The Libor rate shall be revisable and adjusted accordingly on a quarterly basis, and payment shall be due and payable on a quarterly basis.

If the LIBOR rate should cease to exist for any reason, Borrower hereby agrees that subsequent withdrawals and outstanding installments shall be subject to the highest term interest rate issued by any of the bank members of the British Bankers Association, for US dollar inter-banking loans to other bank members, as published by Reuters, and in the absence of such informative system, as published by Bloomberg, and in the absence of any of the foregoing, as published by the British Bankers Association through its information system.

The referred interest rate and the excess thereof herein agreed upon shall be reviewed on a quarterly basis and adjusted accordingly.

For the above purposes, the parties hereto agree to be bound by the interest rate ensuing from any such revision and adjustment. Upon the failure of the parties hereto to reach an agreement, the Loan shall accelerate and become immediately due without the need of any notice or demand to the Borrower, and the last interest rate agreed upon by the parties shall be applicable to the outstanding balance.

OVERDUE PAYMENTS:

SIXTH.- If Borrower should fail to pay any payment obligation which is stated in Dollars when and as it becomes due, Borrower agrees to pay Lender late interest at a rate equal to twice the ordinary interest rate which has been agreed upon by the parties from time to time under the terms of this agreement and applicable to withdrawals originating the relevant obligation in respect to which payment is late. Such interest rate shall be reviewed and adjusted accordingly, on the same dates as ordinary interest rates are reviewed and adjusted.

FINANCE CHARGES:

SEVENTH.- Borrower shall pay to Lender the following commission fees:

1. A one-time payable commission fee equal to zero point five percent of the full amount of the Loan, upon execution hereof, plus relevant Value Added Tax, for opening the loan facility to Borrower.

2. All other customary banking fees and commissions, as designated by the source of proceeds, if any, to be paid on accrual basis.

AFFIRMATIVE AND NEGATIVE COVENANTS:

EIGHTH.- Borrower shall meet, satisfy or otherwise comply with the following covenants before the Lender:

a) If the Borrower ceases to be listed with the Mexican Stock Exchange Market or for any other reason the Lender is prevent from obtaining financial information relating to the Borrower which is disclosed by such Stock Exchange, then Borrower agrees to provide to the Lender the following information: (i) during the last week of the months of February, May, August and November of each year, interim financial statement (balance sheet and profit and loss statement), together with analytic descriptions of its main collective accounts, with information at the closing as of the months of December, March, June and September, respectively. Such financial statements shall be prepared consistent with the Mexican Information Financial Standards as published by the Mexican Board for Research and Development of Financial Information Standards and as certified by both, the in-house controller and the legal agent of Borrower; (ii) audited financial statements of Borrower as generated throughout the life of the Loan, including the full content of the auditor’s opinion and notes to the same, with the first audited financial statement to be provided relating to the fiscal year in which the first withdrawal of the Loan was made. Such financial statements are to be supplied one hundred and eighty days following the closing of the relevant fiscal year and prepared consistent with the Mexican Information Financial Standards as published by the Mexican Board for Research and Development of Financial Information Standards.

b) Borrower shall not grant any securities upon real property for amounts exceeding FIVE PERCENT of the total consolidated assets of Borrower, for the benefit of third parties, in connection with loans intended to finance the working capital needs or general corporate needs of the Borrower.

c) Borrower shall provide the information requested by Lender [from time to time], to oversee compliance hereof, provided that, if Borrower ceases to be listed with the Mexican Stock Exchange Market the Borrower shall be required to provide Lender interim financial information of the Borrower in addition to its annual audited financial information.

COLLATERAL:

NINTH.- For the purposes of securing due compliance of each and all of the obligations of Borrower under the terms hereof, no later than fifteen days from and after execution hereof, the Borrower will form, on a separate document, a SALE AND PAYMENT TRUST whereby the Borrower will contribute such amount of CPO’s as it may be necessary to equal the amount of THREE HUNDRED AND FIFTY MILLION DOLLARS, LAWFUL CURRENCY OF THE UNITED STATES OF AMERICA, to maintain a collateral ratio of one point four to one, in respect to outstanding balance of the Loan. Such Trust shall have the conditions which may be necessary for its operation and implementation.

If the value of CPO’s contributed into the trust should fall below FIFTEEN PERCENT or more, the Borrower hereby agrees to contribute into the trust, additional CPO’s to maintain at all times the above required coverage of one point four to one. The Borrower shall have five days to elect to create a deposit of money in the account designated to that end by the Lender, for an amount equal to such number CPO’s as required to maintain the referred coverage of one point four to one.

Given the fact that the Trust is not created concurrently [with execution hereof] and until such time the Trust is formed, the Borrower hereby, to secure compliance of Borrower’s obligations hereunder, creates a first order and priority pledge upon the entirety of the shares of stock it holds in CONTROL ADMINISTRATIVE MEXICANO, SOCIEDAD ANONIMA DE CAPITAL VARIABLE, and indirectly, through its subsidiary, CEMEX MEXICO, SOCIEDAD ANONIMA DE CAPITAL VARIABLE, upon the entirety of the shares of stock it holds in CAMCEM, SOCIEDAD ANONIMA DE CAPITAL VARIABLE. The pledge created herein shall remain effective for fifteen calendar days from and after execution hereof, provide that the Trust referred to in the preceding paragraph shall have been formed at Lender’s satisfaction.

If the Trust cannot be formed for whatever reason, this Agreement shall terminate and foreclosure efforts as to the Pledge created herein shall commence.

GROUNDS FOR EARLY TERMINATION:

TENTH.- The term for repayment of the Loan shall accelerate without the need of any prior notice to the Borrower upon the occurrence of any of the following events:

a) The failure of Borrower to repay any of the installments on the account of the Loan as herein agreed upon, whether on account of principal, interest or commission fees. Upon the occurrence of the foregoing event, the entirety of the advances made by the Lender to the Borrower shall immediately mature without the need of any notice of any kind whatsoever.

b) If without the prior written approval of the Lender, the Borrower should use the Loan or any portion thereof, for purposes different from those herein authorized.

c) If the Borrower should fail to pay any taxes or fees payable to the Mexican Social Security Institute or to the National Housing Savings Fund, or upon the failure of the Borrower to file its tax returns as they become due or if the Borrower should fail to challenge and/or bond any tax assessments in accordance with the applicable law or the Borrower should fail to pay the same as they become final.

d) If the Borrower should abandon the administration of its business or if in the reasonable judgment of the Lender, Borrower fails to properly administer the same.

e) If at any time during the term herein, the work carried in the business of Borrower should be suspended for any reason whatsoever including in events of strike, lockout, shortages of raw materials, etc.

f) Upon the failure of the Borrower to comply with any other covenant or obligation herein or in any other agreement entered into with the Lender; if the execution of the foregoing agreement or the granting of the Loan should be deemed an event of default under any other agreement entered into by the Borrower with any other creditor of the [Mexican] financial system; if the Borrower should be in default of any other agreement entered into with any third party or if any of the companies of the [corporate] group of which it is a part of is in breach or default of any other of its obligations with the Lender provided that any such breach or default has the ability of producing the early termination of any financing agreement for an amount equal to FIFTY MILLION DOLLARS, LAWFUL CURRENCY OF THE UNITED STATES OF AMERICA.

g) If the trust agreement referred to in the ninth clause is not formed at Lender’s satisfaction in the time frame provided for in such clause.

h) If Borrower or someone acting on its behalf, should incur in an act of bribery with a governmental officer in the country where Borrower sells its products, and upon the occurrence of any such action of bribery for which a final judgment has been rendered to that end finding the Borrower responsible for such actions, the Lender shall be entitled to refuse any further withdrawals from the Loan or to accelerate maturity of any outstanding sums thereof.

The above described grounds for termination are independent and in addition to any other grounds contemplated in the applicable law.

If Lender should proceed with early termination of this agreement and accelerated maturity of the Loan, the Borrower shall not be eligible to seek any further or additional funding from the Lender.

EXPENSES:

ELEVENTH.- The Borrower shall pay any and all expenses associated with this agreement. For the purposes hereof, expenses associated to this agreement will include any disbursements deriving from the execution and/or notarization hereof or those of any other nature required by law for foreclosure or termination of the obligations ensuing hereunder.

If the Borrower should fail to satisfy the obligation of the preceding paragraph, the Borrower hereby authorizes Lender to disburse the amount of required expenses and any notary’s fees hereunder, and the Borrower agrees to reimburse the same no later than three business days after Lender’s demand together with document support of the disbursement made, provided, whoever, that the Borrower shall pay interest upon such expenses made by Lender, at a rate of FIFTY PERCENT per annum.

The Lender will provide to Borrower, proof of the disbursements made and referred to in the above paragraph.

FORECLOSURE:

TWELFTH.- The Lender shall be entitled to seek payment of any outstanding balance payable by the Borrower, by foreclosing on the Borrower and filing for summary or ordinary trial proceedings [against Borrower], provided, however, that the Lender shall be entitled to designate specific assets [of the Borrower] to foreclose upon the same and thus, the Lender shall not be required to follow the foreclosure priority set forth in article three hundred and ninety-five of the Commerce Code in force, and provided further that the custodian appointed to that effect by the Lender shall be entitled to enter in possession thereof without the need of posting a bond.

It is further agreed that exercise by Lender of any of the above referred rights and remedies does not prevent the Lender from exercising any other recourse or remedy, and that any and all actions which might be available to the Lender shall not be deemed forfeited as a result of one or more recourses filed [by the Lender] against the Buyer, all of which shall remain available until the Borrower has paid in full the amount of the Loan and any other associated expenses.

JURISDICTION AND GOVERNING LAW:

THIRTEENTH.- For all matters pertaining to the interpretation, foreclosure and compliance hereof, the parties hereby submit to the applicable laws in force in the Federal District and to the jurisdiction of the competent courts sitting in Mexico City, Federal District, and thus, hereby waive any other venue or forum which might be available to them by virtue of their present or future domiciles or otherwise.

DOMICILES:

FOURTEENTH.- The parties hereby designate the following as their addresses for the purposes of hearing and receiving notices relating to this agreement:

Of the Lender: Periferico Sur number four thousand three hundred and three, Colonia Jardines en la Montaña, zip code fourteen thousand two hundred and ten, in Mexico City, Federal District.

Of the Borrower: Avenida Constitucion number four hundred and forty-four Poniente, Monterrey, Nuevo Leon, zip code sixty-four thousand.

As long as the Borrower does not provide written notice to the Lender of any change to its above appointed address, all notices, service of process, demands and other court and non-court communications shall be made in the above stated domicile.

NEW CONDITIONS BY THE FUNDING SOURCE:

FIFTEENTH.- The terms and conditions of the foregoing agreement shall be amended by the parties if any such change ensues from new conditions imposed by the funding source of this agreement or the Loan. Such requirement shall be construed as an objective fact which will bind the parties to the new terms and conditions as required by the funding source of the Loan.

TAXES:

SIXTEENTH.- Any and all payments which the Borrower is required to tender to the Lender shall be made without any withholding or offset whatsoever. Whenever the Borrower is required by statute to make any withholding to the sums payable to the Lender, the Borrower agrees to pay all additional amounts which may be required to be withheld so that the Lender may receive the full amount of the payments as if any such withholding had never taken place.

The interest rate agreed upon under the terms of the Fifth clause above shall be determined bearing in mind that the Lender is required to pay the Income Tax which its foreign financing sources are required to pay in Mexico and accruing on the interest paid by the Lender. Therefore, the Borrower agrees to pay to the Lender any amounts ensuing from any increases to such tax, as effective on interest payment date, except to the extent such situation is contemplated as a variable or floating rate in the document setting forth the interest rates or the basis for calculating the same.

CONSENT TO DISCLOSE INFORMATION:

SEVENTEENTH.- The Borrower hereby authorizes the Lender to disclose the information relating to the transactions contained herein to the extent such information is required to the Lender by its funding sources for funding purposes.

I, the undersigned notary public do hereby certify:

I. That I have warranted and identified myself before the persons appearing herein as a notary public, and that I believe such persons have the capacity required by applicable law to enter into and grant this agreement, and that I have satisfied myself as to the identities of the same, pursuant to the description attached to the appendix hereto under the letter “C”.

II. That the agents acting on behalf of BANCO NACIONAL DE COMERCIO EXTERIOR, SOCIEDAD NACIONAL DE CREDITO, INSTITUCION DE BANCA DE DESARROLLO and CEMEX, SOCIEDAD ANONIMA BURSATIL DE CAPITAL VARIABLE, did provide to the undersigned evidence relating to the authority they have to act on the name and stead of their relevant constituents, as per the documents attached to the appendix hereto under the letters “D” and “E”, and that they further warranted that such authority has not been revoked, amended nor have they expired and that their relevant constituents have the authority required by applicable law to enter into and grant the loan agreement contained herein.

III. That the persons appearing before the undersigned did declare:

LEONEL NAPOLEON VASQUEZ GOMEZ, a Mexican citizen, born in the city of Monterrey, State of Nuevo Leon, where he was born on December the third, nineteen sixty-one, married, having his domicile in Avenida Fundidora five hundred and one, at the Cintermex building, second floor, Colonia Obrera, in Monterrey, State of Nuevo Leon, a banking executive.

JORGE ARTURO TOVAR CASTRO, a Mexican citizen, citizen, born in the city of Monterrey, State of Nuevo Leon, where he was born on August the twenty-third, nineteen fifty-one, married, having his domicile in Avenida Fundidora five hundred and one, at the Cintermex building, second floor, Colonia Obrera, in Monterrey, State of Nuevo Leon, a banking executive.

HECTOR MEDINA AGUIAR, a Mexican citizen, native of Tepic, State of Nayarit, where he was born on December twenty-seven, nineteen fifty, married, having his domicile at Avenida Ricardo Margain Zozaya three hundred and twenty-five, Colonia Valle del Campestre, in the city of San Pedro Garza Garcia, Nuevo Leon, a chemist engineer administrator.

VICTOR ROMO MUÑOZ, a Mexican citizen, native of Aguascalientes, State of Aguascalientes, where he was born on January the tenth, nineteen fifty-eight, married, having his domicile at Avenida Ricardo Margain Zozaya three hundred and twenty-five, Colonia Valle del Campestre, in the city of San Pedro Garza Garcia, Nuevo Leon, a certified public accountant.

IV. That the Borrower did receive the funds of the loan consistent with the terms of the agreement herein contained.

V. That the persons appearing before the undersigned have warranted that the statements and representations made by them herein, were made under oath and that I did advise them of the penalties applicable to those who make false statements.

VI. That I had before me the documents referred to herein.

VII. “F-3”. That having read this document aloud to the persons appearing before me, and having explained the scope and legal implications of the same, and after making them aware of the fact that they are entitled to reach this instrument personally, they did indicated they fully understood the same and agreed with the terms stated herein, and executed the same being October fourteen two thousand and eight; which I hereby authorize. I HEREBY ATTEST.

The signatures of Leonel Napoleon Vasquez Gomez, Jorge Arturo Tovar Castro, Hector Medina Aguiar and Victor Romo Muñoz. Gabriel Benjamin Diaz Soto. A signature. The seal of the notary.

THIS IS THE FOURTH CHARTER ISSUED FOR THE USE OF THE LENDER, BANCO NACIONAL DE COMERCIO EXTERIOR, SOCIEDAD NACIONAL DE CREDITO, INSTITUCION DE BANCA DE DESARROLLO, IN ELEVEN PAGES.

MEXICO CITY, FEDERAL DISTRICT, BEING OCTOBER THE TWENTY-THIRD, TWO THOUSAND AND EIGHT. I HEREBY ATTEST.